EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-257306 on Form S-3 of our reports dated May 31, 2022, relating to the financial statements of BARK, Inc. and subsidiaries and the effectiveness of BARK, Inc.'s internal control over financial reporting, appearing in the Annual Report on Form 10-K of BARK, Inc. for the year ended March 31, 2022. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York
November 21, 2022